Exhibit 99.1

Lattice Semiconductor Reports First Quarter Results

    HILLSBORO, Ore.--(BUSINESS WIRE)--April 22, 2003--Lattice Semiconductor Corporation (Nasdaq:LSCC) today announced financial results for the first quarter of 2003.
    Revenue for the quarter was $58.3 million, an increase of one percent from last quarter's revenue of $57.7 million and down one percent from the $58.9 million reported in the same quarter a year ago. Quarterly revenue from high density CPLD products was $40.7 million, an increase of four percent from last quarter while quarterly revenue from FPGA products was $8.4 million, a decrease of nine percent from last quarter.
    On a GAAP basis, net loss for the quarter was $18.8 million ($0.17 per share). This loss includes a $21.1 million charge for amortization of intangible assets.
    Non-GAAP income for the quarter was $2.3 million ($0.02 per share). Non-GAAP earnings exclude non-cash acquisition related amortization expenses. Management believes this presentation is useful to investors because it more closely approximates our cash earnings performance. A reconciliation of non-GAAP to GAAP earnings accompanies the financial tables in this earnings release.
    "We are pleased to report sequential revenue growth and an improvement in our non-GAAP operating income for the second consecutive quarter," stated Cyrus Y. Tsui, chairman and chief executive officer. "Our CPLD revenue grew nicely and our results reflect the broad leadership position of our innovative product portfolio. Despite the sequential decline in our FPGA revenue, we remain confident about ongoing customer design activity and the future prospects for our advanced FPSC products and our innovative XP products. We will continue to sustain our R&D investment to develop a portfolio of differentiated FPGA solutions that allows us to improve our position in this attractive segment of the PLD market."
    "Over the last three months, we have released three new products," continued Tsui. "First, the ORT42G5, our latest field programmable system chip ("FPSC"), offers four channels of leadership SERDES input/output ("I/O") technology running at up to 3.7 gigabits per second. At roughly half the cost of our existing eight-channel ORT82G5 device, and with double the programmable logic resources per SERDES channel, the ORT42G5 extends the market reach of our FPSC products. Second, the ispMACH(R) 4000Z family offers the world's lowest power CPLDs. With an eighty percent reduction in static power consumption versus competitive alternatives and leadership performance, the ispMACH 4000Z will allow us to compete effectively for designs within the emerging consumer end market. Finally, the ispPAC(R) POWR 1208, the world's first mixed signal PLD, breaks new ground by combining programmable logic and programmable analog on a single chip. Based on an intuitive silicon architecture and easy to use software, this device allows designers to easily meet the challenges of sequencing and managing the multiple power supplies prevalent within today's advanced systems. We believe the unique technology underlying the ispPAC POWR will be instrumental in opening new markets for programmable products and for Lattice. We are pleased with the early design activity for each of these newly released products," Tsui concluded.

    Business Outlook -- June 2003 Quarter

    The Company believes that second quarter revenues will be essentially flat on a sequential basis. Gross margins are expected to remain at approximately 60% of revenue. Operating expenses are expected to be essentially flat on a sequential basis. Intangible asset amortization is expected to decline to approximately $18.6 million. Finally, Other Income is expected to be approximately $1 million.
    On April 22, 2003, Lattice will hold a telephone conference call at 2:00 pm (Pacific time) with financial analysts and publish a "Business Outlook Statement" covering the June 2003 quarter. Investors may listen to our conference call via the web at www.on24.com. Both the conference call and our business outlook statement will be available on our website, www.lscc.com through April 29, 2003. On June 12, 2003, we plan to publish a "Business Update Statement" on our website for five calendar days. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements. Additionally, during the June 2003 quarter, Lattice plans to participate in investor conferences sponsored by JP Morgan, Salomon Smith Barney and Bear Stearns. Specific presentation dates and times are posted on our website at www.lscc.com.
    The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about future quarterly financial results, revenues, customers, product offerings and our ability to compete. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including overall semiconductor market conditions, potential impact on demand and customers from a prolonged engagement in Iraq or from the SARS outbreak, market acceptance and demand for our new products, risks related to our recent acquisitions and their integration with Lattice, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.
    Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(TM) programmable logic devices (PLDs), Field Programmable Gate Arrays (FPGAs) and Field Programmable System-on-a-Chip (FPSC) devices. Lattice offers total solutions for today's system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.
    Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA. For more information access our web site at www.latticesemi.com.

    Lattice Semiconductor Corporation, L (& design), Lattice (& design), in-system programmable, ISP and specific product designations are either registered trademarks or trademarks of Lattice
Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

                  Lattice Semiconductor Corporation
                 Consolidated Statement of Operations
                (in thousands, except per share data)
                             (unaudited)

                                              Three months ended
                                        ------------------------------
                                        Mar. 31,  Dec. 31,   Mar. 31,
              Description                  2003      2002       2002
--------------------------------------- --------- ---------- ---------

Revenue                                  $58,311    $57,710   $58,878

Costs and expenses:
   Costs of products sold                 23,208     23,019    23,606
   Research and development               21,832     21,790    21,385
   Selling, general and administrative    12,483     12,309    11,858
   In-process research and development
    (1)                                       --         --    24,200
   Amortization of intangible assets
    (2)(3)                                21,114     18,799    18,623
                                        --------- ---------- ---------
       Total costs and expenses           78,637     75,917    99,672
                                        --------- ---------- ---------
Loss from operations                     (20,326)   (18,207)  (40,794)
Other income (loss), net                   1,491      2,253    (1,901)
                                        --------- ---------- ---------
Loss before provision (benefit)
   for income taxes                      (18,835)   (15,954)  (42,695)
Provision (benefit) for income taxes
 (4)                                          --    111,146   (17,078)
                                        --------- ---------- ---------
Net loss                                ($18,835) ($127,100) ($25,617)
                                        ========= ========== =========
Basic loss per share                      ($0.17)    ($1.14)   ($0.23)
                                        ========= ========== =========
Diluted net loss per share                ($0.17)    ($1.14)   ($0.23)
                                        ========= ========== =========
Shares used in per share calculations:
       Basic                             111,390    111,311   109,558
                                        ========= ========== =========
       Diluted (5)                       111,390    111,311   109,558
                                        ========= ========== =========

Notes:

(1) Represents write-off of in-process research and development in conjunction with the January 18, 2002 acquisition of the FPGA business of Agere Systems, Inc.


(2) Intangible assets subject to amortization aggregate $138.1 million, net, at March 31, 2003 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, the acquisition of Vantis Corporation on June 16, 1999 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(3) Includes $3.3 million, $1.1 million and $0.6 million of deferred stock compensation expense for the quarters ended March 31, 2003, December 31, 2002 and March 31, 2002, respectively, attributable to Research and Development activities.

(4) In the quarter ended December 31, 2002, we recorded a tax charge of $118.6 million, representing a 100% valuation allowance on our recorded deferred tax assets, in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

(5) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our convertible notes as they are antidilutive.


                  Lattice Semiconductor Corporation
                      Consolidated Balance Sheet
                            (in thousands)
                             (unaudited)

                                                   Mar. 31,  Dec. 31,
                    Description                        2003      2002
------------------------------------------------------------ ---------

                      Assets
Current assets:
   Cash and short-term investments                 $252,847  $276,880
   Accounts receivable, net                          30,651    26,374
   Inventories                                       51,876    56,241
   Other current assets                              34,748    35,033
                                                   --------- ---------
            Total current assets                    370,122   394,528

Property and equipment, net                          61,284    62,786
Foundry investments, advances and other assets      100,059   104,507
Goodwill and other intangible assets, net (1)       361,754   379,442
                                                   --------- ---------
                                                   $893,219  $941,263
                                                   ========= =========

       Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and other accrued
          liabilities                               $37,170   $33,597
   Deferred income on sales to distributors          13,102    11,983
   Income taxes payable                                  --       142
                                                   --------- ---------
            Total current liabilities                50,272    45,722

4 3/4% Convertible notes due in 2006                175,304   208,061
Other long-term liabilities                          26,335    26,345
                                                   --------- ---------
                                                    201,639   234,406

Stockholders' equity                                641,308   661,135
                                                   --------- ---------
                                                   $893,219  $941,263
                                                   ========= =========

Note:

(1) Includes approximately $11.0 million of other intangible assets, net, recorded in the September 2002 quarter in connection with the August 26, 2002 acquisition of Cerdelinx Technologies, Inc. Also includes $142.5 million in Goodwill and $65.6 million of other intangible assets, net, recorded in the March 2002 quarter in connection with the January 18, 2002 acquisition of the FPGA business of Agere Systems, Inc., and approximately $81.1 million in Goodwill and $61.6 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.


  Appendix 1
                  Lattice Semiconductor Corporation
       Consolidated Operations Information- Non-GAAP Basis (1)
                 (in thousands, except per share data)
                             (unaudited)

                                              Three months ended
                                        ------------------------------
                                         Mar. 31,   Dec. 31, Mar. 31,
              Description                   2003      2002      2002
--------------------------------------- ----------- -------- ---------
Revenue                                    $58,311  $57,710   $58,878

Costs and expenses:
   Costs of products sold                   23,208   23,019    23,606
   Research and development                 21,832   21,790    21,385
   Selling, general and administrative      12,483   12,309    11,858
                                        ----------- -------- ---------
       Total costs and expenses             57,523   57,118    56,849
                                        ----------- -------- ---------
Income from operations                         788      592     2,029

Other income (loss), net                     1,491    2,253    (1,901)
                                        ----------- -------- ---------
Income before provision
   for income taxes                          2,279    2,845       128
Provision for income taxes                      --      740        33
Tax shield (2)                                  --    4,250     3,923
                                        ----------- -------- ---------
Non-GAAP earnings                           $2,279   $6,355    $4,018
                                        =========== ======== =========
Diluted Non-GAAP earnings per share (3)      $0.02    $0.06     $0.04
                                        =========== ======== =========
Shares used in calculations                113,098  112,876   112,971
                                        =========== ======== =========

Notes:

(1) This table presents operating information which is consistent with the information reported by First Call, IBES and Zacks for Lattice Semiconductor Corporation. A reconciliation to GAAP on a per share basis is attached as Appendix 2.

(2) Tax Shield represents the current period tax deduction available from amortizing gross goodwill and other intangible assets
    (approximately $750 million as of December 31, 2002) over 15 years on a straight line basis using a 34% tax rate. As of the March 31, 2003 quarter, we are no longer reporting a Tax Shield.

(3) For all periods presented, the computation of diluted Non-GAAP earnings includes the effect of stock options but excludes the effect of our convertible notes as they are antidilutive.

Appendix 2
                  Lattice Semiconductor Corporation
                 Non-GAAP Earnings Reconciliation (1)
                             (unaudited)

                                                Three months ended
                                            --------------------------
                                            Mar. 31, Dec. 31, Mar. 31,
                Description                   2003     2002     2002
---------------------------------------------------- -------- --------

Net loss                                     ($0.17)  ($1.14)  ($0.23)

Add:
Amortization of intangible assets             $0.19    $0.12    $0.10
In-process research and development (2)          --       --    $0.13
Valuation allowance for deferred tax assets
 (3)                                             --    $1.00       --
Tax shield (4)                                   --    $0.04    $0.03
Difference in effective tax rate (5)             --    $0.04    $0.01
                                            -------- -------- --------
Non-GAAP income                               $0.02    $0.06    $0.04
                                            ======== ======== ========
Notes:

(1) This table reconciles net income (loss) to non-GAAP information, which is presented in Appendix 1, on a per-share basis.

(2) Represents write-off of in-process research and development in conjunction with the January 18, 2002 acquisition of the FPGA business of Agere Systems, Inc.

(3) In the quarter ended December 31, 2002, we recorded a tax charge of $118.6 million, representing a 100% valuation allowance on our recorded deferred tax assets, in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

(4) Tax Shield represents the current period tax deduction available from amortizing gross goodwill and other intangible assets
    (approximately $750 million as of December 31, 2002) over 15 years on a straight line basis using a 34% tax rate. As of the March 31, 2003 quarter, we are no longer reporting a Tax Shield.

(5) The effective tax rate is the ratio of income tax expense to pretax income. The rates presented in the non-GAAP information presentation for the quarters ended December 31, 2002 and March 31, 2002, are different from the rates in the Statement of Operations, due primarily to the difference in the proportion of taxable income derived from operations.

Appendix 3
                  LATTICE SEMICONDUCTOR CORPORATION
           - Supplemental Historic Financial Information -
                              (Q1 2003)

Operations Information                   Q103        Q402        Q102
                                   ----------- ----------- -----------
  Percent of Revenue
                     Gross Margin        60.2%       60.1%       59.9%
                      R&D Expense        37.4%       37.8%       36.3%
                     SG&A Expense        21.4%       21.3%       20.1%
          Operating (Loss) Income       -34.9%      -31.5%      -69.3%
      Operating Income (Non-GAAP)         1.4%        1.0%        3.4%

  Depreciation Expense ($000)           4,742       4,856       4,699
  Capital Expenditures ($000)           3,211       3,781       4,707

Balance Sheet Information                 Q103        Q402        Q102
                                   ----------- ----------- -----------
  Current Ratio                           7.4         8.6         6.7
  A/R Days Revenue Outstanding             48          42          57
  Inventory Months                        6.7         7.3         8.1

Revenue % (by Product Family)             Q103        Q402        Q102
                                   ----------- ----------- -----------
    FPGA                                   14%         16%          8%
  CPLD                                     70%         68%         71%
  SPLD                                     16%         16%         21%

Revenue % (by Geography)                  Q103        Q402        Q102
                                   ----------- ----------- -----------
  Americas                                 41%         42%         48%
  Europe (incl. Africa)                    29%         23%         29%
  Asia (incl. ROW)                         30%         35%         23%

Revenue % (by End Market)                 Q103        Q402        Q102
                                   ----------- ----------- -----------
  Communications                           44%         45%         46%
  Computing                                21%         26%         27%
  Other                                    35%         29%         27%

Revenue % (by Channel)                    Q103        Q402        Q102
                                   ----------- ----------- -----------
  Direct                                   54%         55%         50%
  Distribution                             46%         45%         50%

    CONTACT: Lattice Semiconductor Corporation
             Roddy Sloss, 503/268-8000